Exhibit 99.2
Press Release

Press Contact:             Bob McMullan
                           Chief Financial Officer
                           GlobeSpan, Inc.
                           + 1-732-345-7558


           GlobeSpan Announces Closing of its Private Offering of its
                         Convertible Subordinated Notes


          Red Bank, New Jersey - May 11, 2001 -- GlobeSpan, Inc. (NASDAQ: GSPN) today announced the closing of its private placement of $130 million of its 5-1/4% Convertible Subordinated Notes due 2006. This offering was made through an initial purchaser to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended.

          GlobeSpan granted the initial purchaser a 30-day option to purchase an additional $20 million in aggregate principal amount of notes to cover over-allotments.

          This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The convertible subordinated notes and common stock into which the notes are convertible have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.